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                     February 4, 2021

       Martin A. Kropelnicki
       President and Chief Executive Officer
       CALIFORNIA WATER SERVICE GROUP
       1720 North First Street
       San Jose, CA 95112

                                                        Re: CALIFORNIA WATER
SERVICE GROUP
                                                            Form 10-K for
Fiscal Year Ended December 31, 2019
                                                            Filed February 27,
2020
                                                            File No. 001-13883

       Dear Mr. Kropelnicki:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation